Exhibit 10.2

[letterhead of Powszechna Koso Oszczędności Bonk Polski Spółka Akcyjna]

Warsaw, on December 21, 2020

Statement by PKO BP SA

Powszechna Kasa Oszczędności Bank Polski Spółka Akcyjna with its registered office in Warsaw, ul. Puławsko 15, 02-515 Warszawa, entered in the National Court Register maintained by the District Court for the Capital City of Warsaw, under KRS number 0000026438, (tax identification number) NIP: 525-000-77-38, (statistical identification number) REGON: 016298263; paid-in capital of PLN 1,250,000,000.00 (the “PKO BP SA” or a “Party”), pursuant to Art. 95 of the Banking Law Act of August 29, 1997 (consolidated text in: Journal of Laws [Dz. U.] of 2020, item 1896, as amended), hereby declares that on the basis of agreement no. 97 1020 1026 0000 1702 0388 9318 overdraft facility of May 23, 2019, as amended (the “Facility Agreement”), the Party granted ASEC Spółka Akcyjna with its registered office in Kraków, ul. Wadowicka 6, 30-415 Kraków, entered in the National Court Register, maintained by the District Court for Kraków-Śródmieście in Kraków, XI Commercial Division of the National Court Register under KRS number 0000034383, NIP: 677- 193-09-64, REGON: 351324446, share capital (paid-in capital) of PLN 4,107,000.00 (the “Borrower” or a “Party”) overdraft facility (the “Facility”), subject to the following terms and conditions:

1)	Amount and currency of the Facility: USD 1,700,000.00 (in words: one million seven hundred thousand 00/100 US Dollars);

2)	Lending period: from May 23, 2019 to December 22, 2021;

3)	Interest shall be calculated on an annual basis at a variable rate. The interest rate shall be equal to the reference hundred, i.e. LIBOR 1M plus a margin of PKO BP SA of 1.80 percentage points, with the proviso that it may not be lower than the margin of PKO BP SA and may not be lower than zero.

In the event of late repayment of the Facility or part thereof, PKO BP SA will charge interest on the outstanding amount for the period from the day following the day on which the repayment should take place to the day preceding the repayment date at the floating interest rate provided for overdue loans and loans declared to be immediately due and payable, after the lapse of the notice period, for business purposes, as specified in a resolution of the Management Board of PKO BP S.A. applicable in the periods, on which interest is calculated and communicated to clients in a communiqué of PKO BP S.A. made available at the premises of PKO BP S.A., regardless of any other form of notification.

As at December 21, 2020, the interest rate for the outstanding debt is 11.2% per annum. The detailed rules of charging the interest rate for the Facility and the past due debt are set out in the Facility Agreement.

4)	PKO BP S.A. has the option to terminate the Facility Agreement within 30 (in words: thirty) days, or, if there is a threat of the Borrower’s bankruptcy - within 7 (in words: seven) days, counting from the day following the date of service of the notice of termination to the Borrower.

The date of delivery of the notice of termination of the Facility Agreement shall be deemed the date of service of the notice to the Borrower’s own hands or by registered mail or courier service against acknowledgement of receipt. In the event that the Borrower fails to receive the statement of notice of termination of the Facility Agreement sent by PKO BP SA to the Borrower’s last known correspondence address, the statement on the termination of the Facility Agreement shall be deemed as delivered on the first business day on which the consignment could have been picked up on the basis of a postal notice (the so-called “letter of advice”).

The Parties agreed that the Borrower shall submit a declaration to the effect that in the event of defaulting on payment of PKO BP S.A.’s receivables under the Facility Agreement, the Borrower submits itself, for the benefit of PKO BP S.A., to court procedure of enforcement of the payment of a sum of money up to the amount specified therein, directly from the notarial deed of the statement, in accordance with Art. 777 §1.5 of the Code of Civil Procedure of 17 November 1964 (consolidated text: Journal of Laws [Dz. U.] of 2020, item 1575 as amended) (hereinafter the “Code of Civil Procedure”):

1)	Up to 200% of the amount of the Facility in the currency of the Facility , i.e. up to USD 3,400,000.00 (in words: three million four hundred thousand 00/100 US Dollars);

2)	The event triggering the obligation to pay the sum of money shall be a failure to repay the obligations under the Facility Agreement on the due dates as specified in the Facility Agreement,

3)	Evidence that the event triggering the performance of the obligation to pay as specified in the enforcement title shall be the submission by PKO BP SA of a statement with the signature notarised confirming that the Borrower has not paid the amount of the debt to PKO BP SA on the conditions and within the time limit specified in the Facility Agreement, together with a confirmation that the statement has been sent by registered mail within the meaning of Article 3 item 23 of Act of November 23, 2012 - Postal Services Law (consolidated text in Journal of Laws [Dz. U.] of 2020, item 1041, as amended) to the Borrower’s address disclosed in the relevant register as of the date of its posting, or to the Borrower’s address last known to PKO BP SA;

4)	PKO BP SA may apply for the attaching of the writ of execution to the statement on submission to court enforcement procedure drawn up in the form of notarial deed many times, no later than two years after the final repayment date as specified in the Facility Agreement, i.e. by December 22, 2023.

In addition, the Parties have agreed that:

1)	The Borrower shall bear the costs of drawing up the notarial deed of the statement on submission to court enforcement procedure for payment in cash drawn up in accordance with Article 777 §1 para. 5 of the Code of Civil Procedure;

2)	The copies of the notarial deed may be issued repeatedly to PKO BP SA and to the Borrower.

The statement is issued in order to prepare the Borrower’s statement on submission to court enforcement procedure in the form of a notarial deed.

Corporate stamp of PKO BP SA. Functional stamps of the authorised staff members.

Signed by:

/s/ Anna Żuk-Oklińska
Anna Żuk-Oklińska, Senior Advisor of PKO BP SA

Signed by:

/s/ Janusz Rudnicki
Janusz Rudnicki, Senior Advisor of PKO BP SA